EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT dated as of April 1, 2006, between Wind River Insurance Company (Bermuda), Ltd., a Bermuda corporation with its principal offices in Hamilton, Bermuda (the “Company”) and David R. Whiting, an individual residing at 3 Undina Watch Estate, Southampton, Bermuda (the “Executive”).

WHEREAS, the parties desire to enter into this Executive Employment Agreement (hereinafter referred to as the “Agreement”) to set forth the terms and conditions of the Executive’s employment as President and Chief Executive Officer of the Company effective April 1, 2006;

AND WHEREAS the Executive is duly qualified and is willing to serve the Company in its Bermuda office in accordance with the following terms and conditions;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1. TERM

The Company agrees to employ the Executive and the Executive agrees to employment with the Company for the period commencing on April 1, 2006 (the “Effective Date”) and ending on March 31, 2009 (such initial period, as extended below, shall be referred to as the “Employment Term”). The term of this Agreement will automatically renew at the expiration of the then current term for additional one-year periods unless, at least ninety (90) days prior to the expiration date of the then current term, either party shall give written notice of non-renewal to the other, in which event this Agreement shall terminate at the end of the term then in effect.

2. DUTIES AND AUTHORITY

The Executive shall serve as the President and Chief Executive Officer of the Company reporting to the President of United America Indemnity, Ltd. (“UAI”) and shall have responsibility for the general management and operation of the Company, as set forth in the attached Job Description, and shall have such other powers and duties as may from time to time be prescribed by the President of UAI, provided that such duties are consistent with the Executive’s position as President and Chief Executive Officer of the Company. At the request of the President of UAI, the Executive shall also serve, without additional compensation, as an officer or director of any Affiliates of the Company that are involved in the business of insurance, underwriting, reinsurance or other matters related to the business operation of the Company. For purposes hereof, an “Affiliate” means any company that is controlled by, under common control with, or that controls the Company.

The Executive’s services shall be performed at the Company’s principal offices located in Bermuda or any other office located in Bermuda as the Company may designate, subject to business travel as necessary from time to time (including regular business trips to the U.S., as reasonably dictated by the Company). The Executive also agrees to serve as a member of the Company’s Board of Directors at its request during the Employment Term.

3. ENGAGEMENT IN OTHER EMPLOYMENT

The Executive shall devote his full business time, energies and talents to the business of the Company and such other Affiliates as the Company may direct and shall comply with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies and codes of conduct applicable to all Company employees or senior executives as adopted from time-to-time or such other policies and guidelines, as may be applicable to and, of the Affiliates. The Executive first shall obtain the consent of the Board of Directors of the Company (the “Board”) in writing before engaging in any other business or commercial activities, duties or pursuits. Notwithstanding the foregoing, nothing shall preclude the Executive from (i) engaging in charitable activities and community affairs, (ii) acting as a member, director or officer of any industry trade association or group, (iii) serving as a trustee, director or advisor to any family companies or trusts, provided that such service is not violative of Section 7(a) hereof or (iv) managing his personal investments and affairs, provided such activities do not, in the reasonable judgment of the Board, interfere with the proper performance of his duties and responsibilities hereunder. The Executive’s outside material activities as of the Effective Date are listed on Exhibit A hereof.

4. COMPENSATION

(a)	ANNUAL DIRECT SALARY

During the term of this Agreement, as compensation for services rendered to Company under this Agreement, the Executive shall be entitled to receive from the Company an annual direct salary of not less than $425,000 (Four Hundred and Twenty Five Thousand United States Dollars) per year commencing as of April 1, 2006 (the “Annual Direct Salary”). The Annual Direct Salary shall be payable monthly (or otherwise) in accordance with the Company’s payroll practices, prorated for any partial employment period, and subject to applicable taxes and withholding. The Annual Direct Salary shall be reviewed by the Board in January of each year this Agreement is in effect and may be adjusted in the discretion of the Board after taking into account the prevailing market value of the position and the then current pay increase practice of the Company. In no event shall the Annual Direct Salary be decreased without the express written consent of the Executive.

(b)	ANNUAL BONUS.

During the term of this Agreement, the Executive may be eligible for annual incentive awards under one or more programs adopted by the Board of Directors of UAI or a committee thereof (the “UAI Board”) and established for each of the Company’s fiscal years. Award opportunities and other terms and conditions of these awards, if any, will be determined by the UAI Board based on the achievement of goals and objectives established for each of the Company’s fiscal years, and shall not be paid until completion of the Company’s financial statements relating to the performance period at issue and satisfaction of any other conditions adopted as part of such programs. Nothing herein shall prohibit the Company from modifying or amending any such incentive awards plan from time to time, or from terminating any such plan.

For calendar year 2006, Executive shall be entitled to: (i) an award of cash ranging from 20% of Executive’s Annual Direct Salary as of December 31, 2006 if 85% of the Company’s GAAP Underwriting Income (Loss) target (excluding affiliated company cessions), as established by the relevant Committee and/or Board of UAI, is achieved, to a maximum of 45% of Executive’s Annual Direct Salary as of December 31, 2006 if 120% (or greater) of such target is achieved. Achievement of 100% of such target shall result in an award of 30% of Executive’s Annual Direct Salary. Achievement of a percentage in between 85 and 100 and 100 and 120 will result in a pro-rated award determined on a straight-line basis; and (ii) an award of cash equal to 10% of Executive’s Annual Direct Salary as of December 31, 2006 if Executive satisfactorily achieves certain goals and initiatives to be identified and agreed upon between Executive and the Company relative to affiliated company cessions. Bonuses paid in accordance with the foregoing will be issued from the Company’s Annual Incentive Awards Program and shall be prorated to account for the Executive’s partial year of service in 2006.

For fiscal years after 2006 during which the Executive is employed in good standing by the Company, the bonus program shall be determined by the UAI Board; provided, however, that Executive may be entitled to an award of cash, if approved by the UAI Board, in an amount no less than 40% of Executive’s Annual Direct Salary as of December 31st of the calendar year for which any bonus is awarded.

5. FRINGE BENEFITS, VACATION, EXPENSES, AND PERQUISITES

(a)	The Executive shall be entitled to participate in or receive benefits under all corporate employment benefit plans, including but not limited to any pension plan, savings plan, medical or health-and-accident plan or arrangement generally made available by the Company to its executives and key management employees as a group, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. It is further specifically agreed that Executive shall be enrolled in a group pension plan in accordance with the National Pension Scheme (Occupational Pensions) Act, 1998, to which the Company will contribute 10% of a maximum of $200,000, and that the Company will otherwise contribute that amount in excess of 10% of $200,000 to a non-registered pension plan maintained by the Company, such that the Company contributes a total of 10% of Executive’s Annual Direct Salary towards a pension.

(b)	The Executive shall be entitled to four (4) weeks paid vacation in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed); provided, however, that Executive shall be prohibited from taking any vacation from the time that Executive provides ninety (90) days’ advance written notice of termination of this Agreement pursuant to Article 1 above.

(c)	The Executive shall also be entitled to the following Bermuda holidays: New Years Day — Jan. 1 , Good Friday, Bermuda Day – May 24, Queen’s Birthday – 2nd Mon. in June, Cup Match – last Thur., Fri. in July, Labor Day — 1st Mon. in Sept., Remembrance Day – Nov. 11, Christmas – Dec. 25, and Boxing Day – Dec. 26. The UAI Board may, in its sole discretion, elect to grant the Executive’s requests for additional holidays recognized in the U.S., subject to such compensation arrangements that the UAI Board may in its sole discretion impose. The Executive may also elect to forgo observance of such Bermuda holidays and instead take U.S. holidays, provided that in such case he provides the UAI Board thirty days’ notice in advance of such U.S. holidays.

(d)	The Executive shall be entitled to eight (8) days’ paid sick leave in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). Such days may not carry over from year to year.

(e)	During the Employment Term, the Company shall provide the Executive with a monthly housing allowance (“Housing Allowance”) in the amount of $9,000 per month and a transportation and travel allowance (“Transportation and Travel Allowance”) in the amount of $1,000 per month. The Executive shall be responsible for all taxes arising in connection with such reimbursements (except with respect to the Company’s coverage of the Bermuda payroll tax associated with the housing allowance).

(f)	During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses properly incurred by him which directly relate to his employment including but not limited to the following:

•	Professional dues and subscriptions.

•	Reasonable travel and subsistence costs and expenses incurred by the Executive when requested or authorized by the Company.

•	Seminars, conferences and training courses.

•	Telephone, facsimile, computer and other communication expenses.

•	All other costs and expenses incurred at the request or authorized by the Company.

Notwithstanding the foregoing, reimbursement shall be effected in accordance with the policies of the Company in effect at the time of incurring the relevant expense. The Executive shall also be entitled to reasonable attorney’s fees and expenses incurred by the Executive related to the review of the terms and conditions of this Agreement, up to a maximum of $2,500, subject to his submission to the Company of appropriate documentation.

(g)	Except as otherwise specifically provided herein, nothing paid to the Executive under any benefit plan or arrangement shall be deemed to be in lieu of compensation to the Executive hereunder.

6. PROTECTION OF COMPANY INFORMATION

During the period of his employment, or at any later time following the termination of his employment for any reason, the Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates, and shall not, without the written consent of the UAI Board, knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, or use for any purpose other than to perform his duties hereunder, any “Confidential Information” of the Company or any of its Affiliates obtained by him while in the employ of the Company. The Confidential Information protected by this provision shall include all computer software and files, policy expirations, telephone lists, customer lists, prospect lists, marketing information, information regarding managing general agents, pricing policies, contract forms, customer information, copyrights and patents, the identity of Company and Affiliate employees, Company and Affiliate books, records, files, financial information, business practices, policies and procedures, information about all services and products of the Company and its Affiliates, names of users or purchasers of the products or services of the Company or its Affiliates, methods of promotion and sale and all information which constitutes trade secrets under the law of any state in which the Company or any of its Affiliates does business.

No information shall be treated as Confidential Information if it is generally available public knowledge at the time of disclosure or use by the Executive, provided that information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive agrees that any breach of the restrictions set forth in this Section will result in irreparable injury to the Company and/or its Affiliates for which there is no adequate remedy at law and the Company and its Affiliates shall, in addition to any other remedies available to them, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or its Affiliates may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or its Affiliates, as applicable. The Executive shall execute and deliver the Company’s standard “work for hire” agreement regarding ownership by the Company of all rights in its confidential and business materials, a copy of which agreement is attached hereto as Exhibit B.

7.	RESTRICTIVE COVENANTS

(a)	NONCOMPETITION. The Executive acknowledges and agrees that the insurance and/or reinsurance business and operations of the Company and its Affiliates are international in scope, and that the Company and its Affiliates operate in multiple locations and business segments in the course of conducting its business. In consideration of this Agreement and the equity interests being made available to the Executive hereunder, the Executive covenants and agrees that during his employment with the Company and its Affiliates, and for a period of six (6) months following the termination of such employment for any reason (whether termination occurs during, upon expiration of, or following the original or the renewal term hereof), including without limitation as a result of his discharge by the Company with or without Cause or the Executive’s voluntary resignation, the Executive shall not directly or indirectly compete with the business of the Company or its Affiliates by becoming a shareholder, officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as less than a one percent (1%) shareholder of a publicly traded company), in any “Competitive Business” (as defined below). “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in (1) the specialty property and casualty insurance and reinsurance business, including excess and surplus lines, non-admitted insurance lines, program-style insurance lines and/or reinsurance, (2) the insurance agency or brokerage business, (3) employs, contracts or consults with any managing general agent or producer of the Company or any of its Affiliates and (4) any other material business of the Company or any of its Affiliates as of the date of termination of the Executive’s employment. In the event that this paragraph 7 shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, it shall be in full force and in effect as to that period of time or geographical area determined to be reasonable by the court.

(b)	RETURN OF MATERIALS. Upon termination of employment with the Company, the Executive shall promptly deliver to the Company all correspondence, manuals, letters, notes, notebooks, computer disks, software, reports and any other document or tangible items containing or constituting Confidential Information about the business of the Company and/or its Affiliates.

(c)	NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. Should the Executive’s employment with the Company or any Affiliates be terminated for any reason (whether such termination occurs during, upon expiration of, or following the original or the renewal term hereof), including without limitation as a result of his discharge by the Company with or without Cause or the Executive’s voluntary resignation, for a period of twelve (12) months following such termination the Executive shall not: (i) contact, recruit, employ, entice, induce or solicit, directly or indirectly, any employee, officer, director, agent, consultant or independent contractor employed by or performing services for the Company or any of its Affiliates to leave the employ of or terminate services to the Company or such Affiliate, including without limitation working with the Executive, with the entity with which the Executive has affiliated (as an employee, consultant, officer, director, stockholder or otherwise), or with any other entity; (ii) seek, either in his individual capacity or on behalf of any other entity, whether directly or indirectly to solicit, communicate with or contact or advise, or transact or otherwise engage in any insurance related business with (x) any party who is or was a customer of the Company or any of its Affiliates during the Executive’s employment by the Company or at any time during the said six (6) month period, or (y) any party who was identified as a prospect of the Company or any of its Affiliates during the Executive’s employment by the Company; or (iii) engage in or participate in any effort or act to induce any customer (as defined in subsection 7(c)(ii)) of the Company or any of its Affiliates to take any action which might be disadvantageous to the Company or its Affiliates. The Executive agrees that any breach of the restrictions set forth in Sections 6 and 7 will result in irreparable injury to the Company for which it shall have no adequate remedy in law and the Company shall, in addition to any other remedy available to it and in lieu of Section 15 hereof, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof. In addition to its other remedies, the Company shall be entitled to reimbursement from the Executive and/or the Executive’s employer of costs incurred in securing a qualified replacement as a result of any breach by the Executive of this Section. For purposes of this Agreement, “customer” shall include, without limitation, any policyholder, managing general agent or reinsurer with whom the Company or its Affiliates has transacted business.

In the event the Executive breaches any of his covenants in this Section 7, the Company and its Affiliates shall be released from their obligation to make payments under Section 9 of this Agreement and (to the extent permitted by applicable law) to provide benefits or make payments under all employee benefit plans in which the Executive participates, and the Company shall be entitled to reimbursement from the Executive of severance payments made to the Executive by the Company following termination of employment with the Company. In addition, in the event of a violation by the Executive of his covenants in this Section 7, he shall be subject to the forfeiture provisions of the applicable equity agreements, if any, with respect to his equity holdings in UAI.

The Executive acknowledges and agrees that the terms of this Section 7: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on the Executive; and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of this Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

8.	TERMINATION.

(a)	The Executive’s employment hereunder shall automatically terminate upon his death or the expiration of this Agreement.

(b)	Notwithstanding anything contained in this Agreement to the contrary, the Company may terminate the Executive’s employment hereunder at any time with or without notice for Cause or by reason of a Permanent Disability. A termination by reason of a Permanent Disability shall be without prejudice to any right the Executive has under the disability insurance program maintained by the Company.

(c)	Notwithstanding anything contained in this Agreement to the contrary, subject to ninety (90) days prior written notice, the Company may terminate the Executive’s employment at any time without Cause.

(d)	Notwithstanding anything contained in this Agreement to the contrary, subject to forty-five (45) days prior written notice, the Executive may terminate his employment at any time with or without Good Reason.

(e)	The Executive acknowledges and agrees that the terms of this Section 8: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on the Executive; and (iv) are not injurious to the public.

9.	PAYMENTS UPON TERMINATION

(a)	If the Executive’s employment is terminated by the Company because of death or Permanent Disability or for Cause, by the Executive without Good Reason or if the Employment Term expires, the Company shall pay the Executive (or his executor, administrator or other personal representative, as applicable) his full Annual Direct Salary plus Housing and Transportation and Travel Allowances through the date of termination of employment at the rate in effect at the time of termination and the Company shall have no further obligations to the Executive under this Agreement (and the Executive shall not be entitled to payment of any unpaid bonus or incentive award).

(b)	If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Company shall pay to the Executive, as full and complete liquidated damages hereunder, an amount equal to the Executive’s then monthly Annual Direct Salary plus Housing and Transportation and Travel Allowances multiplied by six (6), with such amount payable in equal monthly installments beginning in the month following the end of any applicable revocation period. The Company shall also maintain in full force and effect, to the extent permitted by the applicable policy, for the continued benefit of the Executive for the period in which the Executive is receiving the foregoing payments, any medical or health-and-accident plan or arrangement of the Company in which the Executive is a participant at the time of such termination of employment; provided that the Executive shall remain responsible for continuing to pay his share of the costs of such coverage; provided further that the Company shall not be under any duty to maintain such coverage if the Executive becomes eligible for coverage under any other employer’s insurance and the Executive shall give the Company prompt notice of when such eligibility occurs. In addition to the above, any previously awarded but unpaid Bonuses shall become immediately payable.

No payments or benefits shall be provided hereunder (i) unless and until the Company has first received a signed general release from the Executive in a form acceptable to the Company releasing the Company and Affiliates and any other parties identified by the Company and Affiliates therein, and (ii) to the extent that the Executive has breached any of his post-termination obligations hereunder.

10.	ADDITIONAL REPRESENTATIONS AND WARRANTIES

In addition to any other representation and warranties contained herein, the Executive agrees that:

(a)	During the twelve (12) month period immediately following the Executive’s termination of employment hereunder, Executive agrees to be available to the Company from time to time to answer questions or provide information relating to matters of the Company or its Affiliates on which he worked during his employment at the Company or its Affiliates. The Company shall make reasonable efforts to minimize any burden placed on Executive by reason of the provisions of this Section 10(a), and shall not unreasonably interfere in Executive’s obligations to any subsequent employer. In the event that Executive would reasonably be required to incur any cost or expense to communicate with the Company or travel to any location requested by the Company, the Company shall advance any such travel or other costs reasonably incurred by Executive to comply with and perform his obligations under this Section.

(b)	Executive shall disclose promptly in writing to the Company, all inventions, including discoveries, concepts and ideas, patentable or not, hereafter made or conceived solely or jointly by Executive during employment with the Company or its Affiliates, or within six (6) months after termination of Executive’s employment, if based on or related to proprietary information of the Company or its Affiliates known by Executive, provided such invention, discovery, concepts and ideas relate in some manner to the business or activities of the Company or its Affiliates.

(c)	In connection with any invention covered by Section 10(b) above, Executive shall, on request of the Company, promptly execute a specific assignment of title to the Company or its Affiliates and do anything else reasonably necessary to enable the Company or its Affiliates to secure a patent therefore in the United States and foreign countries.

11.	LIABILITY AND INDEMNIFICATION

With respect to the Employment Term, the Executive will be entitled to coverage under a directors and officers liability insurance policy maintained by the Company and will be entitled to indemnification in accordance with the Company’s by-laws and charters, both to the same extent that other directors and executive officers of the Company enjoy. The obligations of the Company under this Article shall survive the termination of this Agreement.

12.	TAXES

The Company hereby agrees to indemnify the Executive for all taxes levied, assessed or applied on the income or assets of the Executive by any governmental authority other than the Government of Bermuda, resulting from the Executive’s employment activities incurred at the direction of the Company.

13.	MITIGATION

Except as otherwise provided herein, the Executive shall not be required to mitigate damages resulting from his termination of his employment for any reason.

14.	AGREEMENT TO TAKE ACTIONS

Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

15.	BENEFIT OF AGREEMENT

This Agreement shall inure to the benefit of and be binding upon the Company and its successors, including, without limitation, any assignment to a corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16.	WAIVER

Except as otherwise provided herein, the failure of the Executive or the Company to insist on strict compliance with this Agreement, or to exercise any right or remedy thereunder shall not constitute a waiver of any right contained herein, nor stop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a remedy in the future.

17.	NOTICES

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	David R. Whiting
3 Undina Watch Estate
Southampton, Bermuda
If to the Company:	Wind River Insurance Company
c/o Jerome Dill, Esquire
Appleby, Sterling and Hunter
Canon’s Court
22 Victoria Street
Hamilton, Bermuda
With a Copy To:	Fox Paine & Company, LLC
950 Tower Lane, Suite 1150
Foster City, CA 94404
Attn: Troy Thacker

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18.	SUCCESSORS

This Agreement shall be binding upon the Executive, his heirs, executors or administrator, and the Company, and any successor to or assigns of the Company. This Agreement is not assignable by the Executive. This Agreement is assignable by the Company to a successor to or purchaser of the Company’s business.

19.	ENFORCEMENT OF SEPARATE PROVISIONS

Should provisions of this Agreement be ruled unenforceable for any reasons, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

20.	AMENDMENTS

This Agreement may be amended or canceled only by mutual agreement of the parties in writing without consent of any other person and, so long as the Executive lives, no person other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

21.	ARBITRATION

In the event that any disagreement or dispute whatsoever shall arise between the Executive and the Company or its Affiliates concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages or “Additional Damages” (as defined below) and (a) waive, to the full extent permitted by law, any right to recover such damages in such arbitration and (b) the Executive irrevocably waives any right to recover any payments or damages whatsoever from the Company in the event of his termination without Cause (“Additional Damages”) other than those payments provided for in Section 9(b) hereof. Each party shall each bear their respective costs (including attorney’s fees, and there shall be no award of attorney’s fees) and shall split the fee of the arbitrator. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them.

22.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Bermuda without regard to its conflict of laws principles or such principles of any other jurisdiction.

23.	ENTIRE AGREEMENT

This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company, and this Agreement contains all the covenants and agreements between the parties with respect to the Executive’s employment.

24.	ACKNOWLEDGEMENT

The Executive acknowledges that he has carefully read and fully understands this Agreement and that the Company has provided him sufficient time to discuss such Agreement with an attorney.

25.	DEFINITIONS

A.	“Cause” shall mean any of:

(i)	the Executive’s substantially failing to perform his duties hereunder (other than as a result of a Permanent Disability) after notice from the Company and failure to cure such violation within 30 days of said notice (to the extent the Board reasonably determines such failure to perform is curable and subject to notice) or violating any material Company or Affiliate policies, including without limitation the Company’s (or Affiliate’s) corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all Company (or Affiliate) employees or senior executives,

(ii)	the engaging by the Executive in any malfeasance, fraud, dishonesty or gross misconduct adverse to the interests of the Company or its Affiliates,

(iii)	the material violation by the Executive of any of the provisions of Sections 3, 6 or 7 hereof or other provisions of this Agreement after notice from Company and a failure to cure such violation within 10 days of said notice,

(iv)	a breach by the Executive of any representation or warranty contained herein,

(v)	the Board’s determination that the Executive has exhibited incompetence or gross negligence in the performance of his duties hereunder,

(vi)	the receipt of a final written directive or order of any governmental body or entity having jurisdiction over the Company requiring termination or removal of the Executive as President and Chief Executive Officer of the Company, and/or

(vii)	the Executive being charged with a felony or other crime involving moral turpitude.

B.	“Good Reason” shall mean (i) a material reduction in the duties or responsibilities of the Executive such that the Executive is no longer serving as an executive of the Company, (ii) a reduction by the Company in the Annual Direct Salary as in effect immediately prior to such change; (iii) any requirement of the Company that the Executive be based anywhere other than Bermuda; or (iv) the failure of the Company to obtain an assumption agreement from any successor to the Company as set forth in Article 15 of this Agreement. The Executive and the Company agree that the Executive will notify the Company of his intention to resign for Good Reason within forty-five (45) days of the first occurrence of the event or action which constitutes Good Reason hereunder, and that the Company will have thirty (30) days to cure such event giving rise to Good Reason. The Executive’s failure to object to an event or action that constituted Good Reason within such forty-five day period will preclude the Executive alleging that such event constituted Good Reason following this period.

C.	“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of his or her assigned job for a period of 6 (six) consecutive months or for 180 (one hundred eighty) days in any six-month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

[signature page to follow]

[Executive Employment Agreement Signature Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	Wind River Insurance Company (Bermuda), Ltd.

/s/ Janita Burke Waldron	By: /s/ Alan Bossin

Name: Alan Bossin Title: Vice President

WITNESS:	David R. Whiting

/s/ Janita Burke Waldron	By: /s/ David R. Whiting

EXHIBIT A

Current Material Outside Activities and Interests of the Executive

See Attached.

EXHIBIT B

WORK FOR HIRE AGREEMENT

As a condition of my employment with Wind River Insurance Company (Bermuda), Ltd. and its affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation and benefits now and hereafter provided to me by the Company, I agree to the following:

1. Inventions

(a) Assignment of Inventions. I shall disclose to the Company, and hereby sell, transfer and assign to the Company, or its designee, all right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, and other intellectual property which I have or may solely or jointly conceive or develop or reduce to practice during the period of time I have been and shall remain in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 1(c) below. All original works of authorship which have been or are made by me within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire” and the Company or its designee shall own all rights therein. Any Invention relating to the business of the Company and its affiliates that is developed or disclosed by me within six months following the termination of my employment with the Company shall be deemed to fall within the provisions of this Section 1(a) unless proved to have been first conceived and made following such termination.

(b) Patent and Copyright Registrations. I shall assist the Company or its designee, at the Company’s expense, in every proper way to secure the Company’s or its designee’s rights in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any patents or copyright registrations of any jurisdiction covering Inventions assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to do all lawfully permitted acts to protect Inventions with the same legal force and effect as if executed by me.

(c) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Inventions made by me prior to my employment with the Company and that is not used with my permission by the Company or any of its designees. I also shall retain ownership of any Inventions made by me while employed by the Company if such Inventions are made without use of any the Company’s equipment, supplies, facilities or trade secret information and are developed entirely on my own time and (a) do not relate (1) to the business of the Company or (2) to the Company’s actual or demonstrably anticipated research or development, or (b) do not result from any work performed by me for the Company or its clients.

2. Representations. I agree to execute or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.

3. Injunctive Relief and Other Remedies. I acknowledge and agree that my failure to comply with any of the terms of this Agreement shall irreparably harm the business of the Company and that the Company shall not have an adequate remedy at law in the event of such non-compliance. I further acknowledge and agree that, notwithstanding any arbitration provision in any agreement that I may otherwise have with the Company, the Company shall be entitled to obtain a court order preventing me from committing, threatening, or continuing any acts of material non-compliance with this Agreement. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

4. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and me, and our respective successors and assigns. The Company shall have the right to assign its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets or otherwise.

5. Entire Agreement. This Agreement is the complete agreement between the parties concerning the subject matter hereof and supersedes any prior such agreements. This Agreement may not be amended or in any way modified except in writing signed by both parties.

6. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions shall continue in full force and effect.

7. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Bermuda without regard to its conflict of laws principles or such principles of any other jurisdiction.

8. Effect of Waiver. No waiver by the Company of any breach by me of any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

Effective Date: April 1, 2006

Name: